UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34170	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6222 185th Avenue NE Redmond, Washington		98052
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 936-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

On February 17, 2012, MicroVision, Inc. (the “Company”) filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to (i) effect a one-for-eight reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share, on February 17, 2012 at 5:00 pm Eastern Time (the “Effective Time”) and (ii) reduce the total number of shares of common stock that the Company shall have the authority to issue by 100,000,000 shares from 200,000,000 to 100,000,000 shares and reduce the total number of shares of capital stock that the Company is authorized to issue by the same amount. As a result of the one-for-eight reverse stock split (the “Reverse Stock Split”), at the Effective Time, each eight shares of the Company’s common stock issued and outstanding immediately prior to the Effective Time will be automatically combined into and become one share of Company common stock. Stockholders of record who otherwise would be entitled to receive fractional shares are entitled to rounding up of their fractional share to the nearest whole share. The Reverse Stock Split will not alter the par value of the common stock or modify any voting rights or other terms of the common stock.

At the Effective Time, the number of shares reserved for issuance under, the number of shares subject to awards under, the per-share exercise or purchase price with respect to awards under, the share-based limitations under, and other relevant provisions under the Company’s 2006 Incentive Plan and Independent Director Stock Option Plan will be appropriately adjusted to reflect the Reverse Stock Split. The adjustments will be made in accordance with the terms of the plans and include a proportionate increase in the exercise price of outstanding options and a proportionate decrease in the number of shares of common stock issuable upon the exercise of outstanding options.

Also, at the Effective Time, the exercise prices and the number of shares of common stock issuable upon exercise of the Company’s warrants will be, in accordance with their terms, increased and decreased, respectively, in proportion to the exchange ratio.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 17, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and to reduce the total number of shares of common stock that the Company shall have the authority to issue as described in Item 3.03 above.

The Certificate of Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 16, 2012, the Company held a Special Meeting of Stockholders (the “Special Meeting”) at the Marriott Redmond Town Center, 7401 164th Avenue NE, Redmond, Washington 98052 on February 16, 2012 at 9:00 a.m., pursuant to notice duly given. Of the 136,133,680 shares of common stock entitled to vote at the Special Meeting, 112,733,729 shares were represented in person or by proxy, constituting a quorum.

The stockholders approved an amendment to the Company’s certificate of incorporation to effect a Reverse Stock Split of the Company’s issued and outstanding common stock and decrease the number of authorized shares of common stock to 100,000,000 and to authorize the Board of Directors to effect the amendment to the certificate of incorporation, within the Board’s discretion, at any time within ninety days, with the exact exchange ratio and timing of the Reverse Stock Split to be determined at the discretion of the Board of Directors.

The voting results are as follows:

Votes For	Votes Against	Absentions
94,071,983	18,176,485	485,374

Having obtained the requisite stockholder approval to effect the Reverse Stock Split, the Company’s Board of Directors fixed the exchange ratio at one-for-eight and approved the filing of a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. As discussed above, the Company filed the Certificate of Amendment on February 17, 2012, which will become effective at the Effective Time.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of MicroVision, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Vice President, General Counsel & Secretary

Date: February 17, 2012